Exhibit 99.1

Press Release

Alan B. Levine Joins RBC Bearings Board of Directors

Oxford, CT – October 4, 2005 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced the appointment of Alan B. Levine to its Board of Directors and Audit Committee Chair.

“We are pleased to welcome Alan Levine to the RBC Board of Directors,” said Chairman, President and Chief Executive Officer, Dr. Michael J. Hartnett. “Alan is an accomplished leader whose wealth of business knowledge, both financial and strategic, will be a great complement to our Board’s existing expertise.”

“This is an exciting time to join RBC Bearings,” said Levine. “I have great respect for this Company and its products and look forward to working with the Board and management team.”

Levine served as Chief Financial Officer and Director of Virtual Access Networks, Inc. (2001 to 2002) and Chief Financial Officer and Treasurer of Marathon Technologies Corporation (1998 to 2001). He was also a member of the Board of Directors and Audit Committee Chair of MCK Communications before the company’s merger in November 2003. Prior to this, Levine was with Ernst & Young, LLP from 1974 to 1998, and was Partner from 1986 to 1998, where he established and directed the firm’s Entrepreneurial Services practice.

Today, Levine leads ABL Associates, a consulting practice dedicated to helping entrepreneurial companies identify and implement strategic initiatives and manage change. He is also a Director on the Board of Nextera Enterprises, a public company based in Boston, where he serves as Audit Committee Chair.

Levine earned a Bachelor of Arts degree from the University of Vermont. He also holds a Master of Accounting degree from the University of Arizona and is a certified public accountant.

About RBC

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 19 facilities located throughout North America and Europe.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

800.281.1163

investors@rbcbearings.com